OPTION AGREEMENT

Made as of July 7, 2009

Between

YALE RESOURCES LTD.

and

CANDEV RESOURCE EXPLORATION, INC.

(i)

OPTION AGREEMENT

This Agreement is made as of the 7th day of July, 2009, between

YALE RESOURCES LTD., a corporation organized under the l
aws of the Province of British Columbia, Canada

(herein called “Yale”)

OF THE FIRST PART

and

CANDEV RESOURCE EXPLORATION, INC., a corporation
organized under the laws of the State of Nevada, United States of
America

(herein called “Candev”)

OF THE SECOND PART

RECITALS

A. Yale is the owner of a 100% undivided right, title and interest in and to the Dos Naciones property legally described as the “Property” in Schedule A annexed hereto.

B. Yale desires sell a 50% interest in and to grant an option to Candev for Candev to acquire an additional 30% interest in the Property for a combined total of 80%.

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants expressed herein the Parties agree as follows:

SECTION 1 – REPRESENTATIONS AND WARRANTIES

1.1	Representations and warranties

(1) Yale represents and warrants to Candev that on the date hereof and on the Effective Date, as defined in Section 6.1 herein:

(a)	Yale is the beneficial owner of a 100% undivided right, title and interest in and to the Property;

(b)	Yale has rights and necessary lawful authority to explore for precious metals on the Property;

(c)

Yale has the right to enter into this Agreement and the subsequent Joint Venture Agreement and to dispose, grant an option, transfer its interest and Legal Rights in the Property to Candev in accordance with the terms of this Agreement and the subsequent Joint Venture;

(d)

There are no outstanding agreements or options to acquire or purchase the Property and Legal Rights, or any portion thereof, or any production therefrom, granted by it and other than outlined herein no other person has any royalty or other interest whatsoever in the Property or Legal Rights or in production therefrom;

(e)

Yale has disclosed to Candev all technical information and data related to the Property, and all material contractual and legal requirements related to the Property and Legal Rights and Yale’s interest therein;

(f)	The Property is accurately described in Schedule A annexed hereto and a form of executed version of the Joint Venture Agreement is attached in Schedule B annexed hereto;

(g)	All taxes, assessments, rentals, levies or other payments relating to the Property and required to be made to any governmental instrumentality have been made;

(h)

The Property is free and clear of any and all Encumbrances, agreements, obligations, adverse claims (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties, profit interests or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded;

(i)

Yale has not received from any governmental instrumentality any notice of, or communication relating to, any actual or alleged Environmental Claims, and there are no outstanding work orders or actions required to be taken relating to Environmental matters respecting the Property or any operations carried out thereon;

(j)

There are no actions, suits or proceedings (whether or not purportedly on behalf of Yale) (including Environmental Claims) pending or threatened against or materially adversely affecting, or which could materially adversely affect, the Property or before or by any federal, provincial, municipal or other governmental authority, department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any Encumbrance or any other right of another against the Property;

(k)

The execution and delivery of this Agreement and the subsequent Joint Venture Agreement, and the agreements and transactions contemplated hereby will not violate or result in the breach of the laws of Mexico or any other jurisdiction applicable or pertaining thereto, and Yale agrees to deliver, prior to closing a Mexican legal opinion as to the proper title of the Property and material laws applicable to the agreements and transactions contemplated in this Agreement and the subsequent Joint Venture Agreement; and

(l)

Yale is unaware of any material facts or circumstances, which have not been disclosed in this Agreement nor the subsequent Joint Venture Agreement that should be disclosed to Candev in order to prevent the representations and warranties in this Agreement and the Joint Venture Agreement from being materially misleading.

(2) Each Party represents and warrants to the other that at the date of execution of this Agreement:

(a)

all requisite corporate acts and proceedings have been done and taken by it with respect to entering into this Agreement and it has the right to enter into this Agreement and to perform the obligations hereunder; and

(b)

the execution and delivery of this Agreement and the performance from time to time of the rights and obligations arising hereunder do not and will not conflict with the terms of the constating instruments of it or with any agreement or other instrument or regulatory provision by which it is bound.

(3) The representations and warranties hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and shall survive the acquisition of any additional interest in the Property by Candev and the termination of this Agreement and the conversion to the Joint Venture Agreement, and each of the Parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

SECTION 2 – SALE AND OPTION TO ACQUIRE INTEREST

2.1	Sale of Interest

     Yale hereby agrees to sell to Candev a 50% interest in the Property, including the Legal Rights and, except as disclosed in Schedule A, free and clear of all Encumbrances and all royalties, profit interests or other payments in the nature of a rent or royalty or other interests of whatsoever nature or kind, subject to the provisions of this Agreement.

2.1.1	Consideration

Yale agrees to sell to Candev or its designated nominee a 50% undivided interest in the Property, in consideration of which Candev will make the following payments to Yale:

(i)	Pay to a deposit in the amount of CDN $17,500 to Yale, and

(ii)	Pay an additional CND $ 17,500 to Yale on the Effective Date.

2.2	Option to Acquire an Additional Interest

Yale agrees to grant to Candev an option (the “Option”) to acquire a further 30% interest in the Property(for a total of 80%). To exercise the Option, Candev shall issue securities of Candev as well as fund exploration, development and other expenditures (the “Expenditures”) on the Property as outlined below.

For clarity, all Expenditures and maintenance of the Property and agreements will be the responsibility of Candev until such time as the Option is exercised or terminated.

2.2.1	To exercise the Option, Candev shall issue securities of Candev in the following manner:

(i)	on or before the date which is one (1) year after the Effective Date, Candev will issue 200,000 shares of common stock of Candev to Yale;

(ii)	on or before the date which is two (2) years after the Effective Date, Candev will issue an additional 250,000 shares of common stock of Candev to Yale; and

(iii)	on or before the date which is three (3) years after the Effective Date, Candev will issue an additional 350,000 shares of common stock of Candev to Yale.

2.2.2	To exercise the Option, Candev shall fund Expenditures in the following manner:

(i)	on or before the date which is one (1) year after the Effective Date, Candev fund Expenditures aggregating CDN $150,000 on the Property;

(ii)	on or before the date which is two (2) years after the Effective Date, Candev fund additional Expenditures aggregating CDN $250,000 on the Property; and

(iii)	on or before the date which is three (3) years after the Effective Date, Candev will fund additional Expenditures aggregating CDN $400,000 on the Property.

Any excess in Expenditures incurred in any period described above may be carried forward against Expenditures due to be incurred in the next period.

2.3	Termination of Option

     The right of Candev to exercise the Option or the portion thereof which has not been previously exercised, as applicable, shall become null and void and the Option held by Candev shall terminate if:

(a)

Candev gives ninety (90) days prior written notification to Yale at any time of its intention not to exercise the Option or the portion thereof which has not been previously exercised, as applicable; or

(b)

After thirty (30) days of receiving written notice from Yale that Candev is in material default of this Agreement, Candev remains in material default of its obligations under this Agreement, including but not limited to paying the consideration described in Section 2.2; or

(c)	Candev fails to implement Phase I of the work program acceptable to Yale within six (6) months after the Effective Date; or

(d)

Candev fails to incur all of the Expenditures described in Section 2.2 as scheduled and in the manner described above and shall have failed to either incur Expenditures in the amount of the deficiency or pay the amount of such deficiency to Yale within thirty (30) days after receipt of written notice from Yale of such failure.

2.4	Termination

     On the termination of the Option Period in accordance with Section 2.3, Yale will have the right to purchase all of Candev’s interest in the Property for a period of one year for CDN $17,500, and;

(a)	the Property shall be free of all Encumbrances and debts created by or through Candev;

(b)

all plant, machinery, equipment and supplies owned by Candev and brought and placed upon the Property shall remain the exclusive property of the owner thereof and, if the Option Period terminates without Candev exercising the Option, shall be removed by the owner thereof, at any time or times within a period of six (6) months next following the termination of the Option Period; provided that if the owner thereof has not removed all such plant, machinery, equipment or supplies within the said six (6) month period, then such plant, machinery, equipment and supplies not so removed thereafter shall become the property of Yale or, at Yale’s option, may within a further six (6) months be removed by Yale at the expense of the owner thereof. All plant, machinery, equipment and supplies, until it becomes Yale’s property or is removed from the Property, shall be the sole responsibility of the owner thereof and Yale shall have no liability with regard thereto;

(c)

if the Option Period terminates without the Option being exercised, Candev shall forthwith deliver to Yale all data and factual information generated by Candev through their exploration activities on the Property; and

(d)

Candev shall be solely liable for all costs and expenses accrued by it to third parties as a result of its activities on the Property during the Option Period up to the date of termination of the Option Period.

     The provisions of Sections 5, 9, 11, 12 and 13 and Section 2.6 (if applicable) shall survive the termination of the Option Period.

2.5	Exercise of Option to Earn an additional 30% Interest

     If Candev incurs the Expenditures during the Option Period in the manner described in Section 2.2 and pays the consideration described in Section 2.2, then Candev shall earn a 80% undivided right, title and interest in and to the Property which interest shall automatically and immediately vest in Candev without any further act by any Party. Yale represents and warrants that upon completion of the Option Agreement that Yale will transfer an additional 30% interest in the property to Candev and will be deemed to have entered into a Joint Venture with Yale.

     For further clarity, upon completion of the Option and transfer of the additional interest to Candev the Joint Venture Agreement will come into affect and will supersede this agreement.

2.6	Title

     Upon Candev exercising the option in accordance with this Section 2 and subject to compliance with applicable Mexican law, for a sum no greater than 5,000 Mexican Pesos, Yale shall forthwith transfer the registered title to the Property to Candev, to be held by Candev’s Mexican subsidiary in its own name in trust for the parties as their interests may from time to time appear, except where a transfer of title is required therein. Any Party shall be entitled to record its interest in the Property and in this Agreement on the title to the Property. Each Party shall pay its own costs (including taxes payable) associated with the transfer of title to the Property from Yale to Candev.

2.7	Deemed Exploration Expenditures Entering the Joint Venture Agreement

Upon completion of the Option and on the date of the formation of the Joint Venture, the parties shall be deemed to have incurred the following costs under this Agreement and to have the following undivided percentage interests in the Joint Venture:

Percentage	Deemed Costs
Interest	(CND $)
Candev 80%	$815,000

Yale 20%	$203,750

2.11	Joint Venture Agreement

     Yale and Candev agree with, warrant and represent that upon exercise of the Option the Joint Venture Agreement will be executed and delivered in the form as attached hereto as Schedule “B”.

2.12	Operator of this Agreement and Voting Control of Joint Venture Agreement

(a)

During the Option Period, the operator of all operations on the Property to be undertaken pursuant to this Agreement (the “Operator”) shall be Yale from the Effective Date for a period of at least one year – afterwhich, at its choosing, Candev may become operator. The Operator may delegate to perform any management duties and responsibilities it deems necessary for the efficient operation of the Property and will be paid a management fee equal to fifteen percent (15%) of the Expenditures incurred on the Property provided that such payments to Yale may be offset by any management fees that Yale receives under the Joint Venture Agreement such that Yale will only receive total management fees under the Joint Venture Agreement and this Agreement equal to fifteen percent (15%) of Expenditures incurred on the Property. The Operator agrees to provide to the other party an accounting of such management fees on a regular basis or whenever requested by the other party.

(b)

During the Option Period, Yale and Candev agree they will have mutual voting power. During the Option Period Yale agrees not to make any decisions with respect to the Property and its Legal Rights under the Joint Venture Agreement without the prior written approval of Candev, which approval may be unreasonably withheld in the sole and absolute discretion of Candev.

2.13	Negative Covenants of Yale

     During the Option Period, except as contemplated by this Agreement, Yale will not, without the prior written consent of Candev:

(a)	create, assume or permit to exist any new mortgage, deed of trust, security interest or pledge, or subject to any lien or encumbrance any of the Property, whether now owned or hereafter acquired;

(b)	sell, assign, lease or otherwise transfer or dispose of any of the Property, whether now owned or hereafter acquired, except in the usual and ordinary course of business;

(c)	knowledgably breach any law or any regulatory filing requirements with respect to maintaining the Property in good standing with the applicable government authority; and

(d)	cancel any consultancy or agency relationship, except in the usual and ordinary course of business.

2.15	The National Instrument 43-101 Report

     As Candev’s due diligence on the property, Candev shall initiate and prepare a National Instrument 43-101 compliant technical report (the “43-101 Report”) on the subject Property within thirty (30) days after the execution of this Agreement. Candev shall be responsible for payment of all costs related to the preparation of the 43-101 Report. The 43-101 Report means a comprehensive report, prepared in good faith and signed by a Qualified Person. “Qualified Person” means an individual who:

(a) is an engineer or geoscientist with at least five years experience in mineral exploration, mine development or operation or project assessment, or any combination of these;

(b) has experience relevant to the subject matter of the Property and the Technical Report; and,

(c) is a member in good standing of a professional association.

The Parties acknowledge and agree that the definition of “Qualified Person” under this Agreement will be deemed to be automatically modified if the definition of that term is modified in the Canadian National instrument 43-101 “Standards of Disclosure for Mineral Projects” applicable to all companies listed on a Canadian stock exchange.

SECTION 3 – CANDEV’S RIGHT TO PLACE THE CANDEV SHARES

3.1	Pre-emptive Right

     If at any time Yale desires to sell, assign, or transfer shares it holds in the capital of Candev (the “Candev Shares”) that exceeds a single block of 50,000 shares, then Candev shall have a pre-emptive right to place the Candev Shares with purchasers it has located as follows:

(a)

Yale shall promptly notify Candev of its intentions. The Notice shall state the price in cash (the “Candev Shares Purchase Price”) and all other pertinent terms and conditions of the intended transfer. Yale need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. Candev shall have ten (10) Business Days after the date such Notice is delivered to notify Yale whether it elects to place the offered Candev Shares with purchasers that it has located the same Candev Shares Purchase Price and on the same terms and conditions as set forth in the notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to Yale.

(b)

If Candev elects not to acquire the offered Candev Shares or fails to so elect within the ten (10) Business Day period provided above, Yale shall have forty-five (45) days following the earlier of (i) the date of expiration of the above mentioned ten (10) Business Day period or (ii) the last date when Candev elected not to place the Candev Shares, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to Yale than those offered by the Yale to Candev in the Notice required herein; and

(c)

If Yale fails to consummate the transfer to a third party within the said forty-five (45) day period, then the right of Candev in such offered Candev Shares shall be deemed to be revived. Any subsequent proposal to transfer such Candev Shares shall be conducted in accordance with all the procedures set forth in this Section 3.

SECTION 4 - MANAGEMENT COMMITTEE

4.1	Establishment

     A Management Committee composed of one (1) representative of each Party, shall be established on the Effective Date. Each Party shall, within fifteen (15) days after the Effective Date, notify the other Party in writing of the name of its representative (the “Representative”) and alternative Representative (“Alternate”) who may from time to time act in the absence of the Representative. Each Party shall also be free to bring to all meetings at its own cost such technical and other advisors as it may deem appropriate; provided that such advisors are bound by the provisions of Section 9. Each Party shall have the right at any time and from time to time to change it’s Representative or Alternate by written notice given to the other Party. Each Party shall incur all costs (which shall not be deemed to be Expenditures) for its Representative’s and Alternate’s activities hereunder.

4.2	Purposes

     The Management Committee shall be constituted during the Option Period for the following purposes:

(a)	to review the on-going activities of the Operator on the Property and to review reports submitted by the Operator on the progress of its activities;

(b)	to discuss in good faith any changes, alterations or recommendations to the activities undertaken by the Operator on the Property; and

(c)	to review proposed exploration operations on the Property to be undertaken by the Operator.

4.3	Meetings

(1) Meetings of the Management Committee shall be held no less than once annually. In lieu of holding meetings of the Management Committee, the Management Committee may convene telephone conferences with the unanimous consent of both Parties.

(2) The Management Committee shall establish at its first meeting such procedures and rules governing the meetings and convening of the meetings of the Management Committee as the Parties may unanimously agree.

(3) On any matter to be approved by the Management Committee, the Operator shall have final and binding power on both Parties to decide on a decision in case of dispute between the Parties.

SECTION 5 - INDEMNITIES

5.1	Indemnities of Candev

     Candev shall indemnify Yale from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the conduct by it of activities on the Property, which were incurred or arose during the Option Period. For further clarity, the Parties intend that, pursuant to the preceding sentence, Candev shall be liable for its liabilities, known or unknown, contingent or otherwise, which were incurred or arose during the Option Period, relating to or arising out of:

(a)	the conduct of activities by it or on its behalf in, on or under the Property; and

(b)

the Environmental protection, clean-up, remediation, and reclamation of the Property resulting from or relating to its activities referred to in Section 5.1(a) including, but not limited to, the obligations and liabilities arising out of or related to:

	(i)	the disturbance or contamination of land, water (above or below surface) or the Environment by exploration, mining, processing or waste disposal activities;

(ii)

any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii)

any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

5.2	Indemnities of Yale

     Yale shall indemnify Candev from all liability, however arising, in respect of all debts, liabilities, costs and obligations of every kind and nature, including damage to property and personal injury, arising out of or related to the Property or the conduct by Yale of activities on the Property, arising before the Effective Date and while Yale is the Operator. For further clarity, the Parties intend that Yale shall be liable for its liabilities, known or unknown, contingent or otherwise, arising before the Effective Date, relating to or arising out of:

(a)	the conduct of activities in, on or under the Property; and

(b)	the Environmental protection, clean-up, remediation, and reclamation of the Property including, but not limited to, the obligations and liabilities arising out of or related to:

(i) the disturbance or contamination of land, water (above or below surface) or the Environment by exploration, mining, processing or waste disposal activities;

(ii)

any failure to comply with all past, current or future governmental or regulatory authorizations, licenses, permits, and orders and all non-governmental prohibitions, covenants, contracts and indemnities; and

(iii)

any act or omission causing or resulting in the spill, discharge, leak, emission, ejection, escape, dumping or release of hazardous or toxic substances, materials, or wastes as defined in any federal, provincial, or local law or regulation in connection with or emanating from the Property.

SECTION 6 - EFFECTIVE DATE

6.1	Conditions

(1)	This Agreement is conditional upon:

(a)	the approval of the board of directors of Yale and Candev;

(b)	Yale delivering to Candev a Mexican legal title opinion described in Section 1.1(1)(n) and in a form satisfactory to Candev to be determined by Candev in its sole and absolute discretion;

(c)

Candev conducting a due diligence review of the Property, title and the licenses related thereto and being satisfied of the results of such due diligence to be determined by Candev in its sole and absolute discretion; and

(d)	Candev initiating and preparing the 43 – 101 Report and Candev being satisfied, in Candev’s sole and absolute discretion, with the results of such report,

in each case in form and substance satisfactory to the affected Party, as the case may be.

(2) The “Effective Date” means the date on which the Parties shall have acknowledged, in writing, that all of the conditions set out in this Section 6.1 have been met, or have been waived in writing by the party benefiting from the condition.

SECTION 7 - OPERATIONS DURING THE OPTION PERIOD

7.1	Operator’s Rights

     Subject to the other terms of this Agreement, during the Option Period, the Operator shall have the following rights:

(a)

the sole and exclusive right to enter upon the Property to carry on exploration and related operations thereon in accordance with the existing Access Agreement with the owner of the surface rights that cover the Property ;

(b)	the right to remove from the Property such reasonable amounts of ore and mineralized material as the Operator may deem necessary for the purposes of making assays and tests;

(c)

the right to erect buildings and other improvements and install such machinery and equipment on the Property as the Operator deems advisable or necessary in connection with the activities contemplated by this Section 7.1;

(d)	the right of access to all of Yale’s data and information concerning the Property including mining records and drill cores;

(e)	be allowed to review and copy data relevant to the Property in Yale’s possession; provided that the confidentiality provisions of Section 9 shall apply with respect to such data; and

(f)	acquire any license granting rights to third parties with respect to the Property.

7.2	Duties of the Operator

     Subject to the other terms of this Agreement, during the Option Period, the Operator shall be responsible for the following duties and shall:

(a)	cause to be done all things that may be required to keep the Property in good standing under the laws of the country of Mexico;

(b)

conduct all exploration and other operations in, on and under the Property in a good and workmanlike manner in accordance with good mining and engineering practices and in compliance with all applicable laws, regulations and orders;

(c)	agrees to leave the Property in a safe condition with all openings safeguarded in accordance with the applicable mining laws and regulations;and,

(d)	prepare and submit to Yale, at the Operator’s election, monthly progress reports and statements of Expenditures and an annual report within sixty (60) days of the end of each calendar year.

(e)	DELETED.

7.3	Insurance

(1) During the Option Period, the Operator shall use its commercially reasonable best efforts to provide, maintain and pay for the following insurance which shall be placed with an insurance company or companies and in a form as may be acceptable to both parties (acting reasonably):

(a)

comprehensive general liability insurance protecting each of the Parties and their respective employees, agents, contractors, invitees and licencees against damages arising from personal injury (including death) and from claims for property damage which may arise directly or indirectly out of the operations of the Operator under this Agreement; and

(b)

automobile insurance on the Operator’s owned and non-owned vehicles, if any, protecting its employees, agents, contractors, invitees and licencees against damages arising from bodily injury (including death) and from claims for property damage arising out of the operations of the Operator under this Agreement.

(2) Each policy of insurance contemplated in this Section 7.3 shall be in an amount that is reasonable for the scale of exploration and development conducted on the Property inclusive of any one occurrence. The policy of insurance referred to in Section 7.3(1)(a) shall:

(a)	include a standard form of cross-liability clause;

(b)

indicate that the insurer will give the Operator thirty (30) days’ prior written notice of cancellation or termination of the coverage. If such termination is received, the Operator agrees to forward the termination notice to the other party within 48 hours.

(3) The Operator shall provide Yale with such evidence of insurance as Yale may, acting reasonably, request.

7.4	Access to Mining Operations

     The other party may, at its own risk and expense and at reasonable times agreed to by the Operator enter on the Property and examine the Operator’s operations; provided, that the other party is not, in the opinion of the Operator, interfering with such operations.

7.5	Yale and Candev Obligations for License Renewals and property access agreements

     Candev agrees to pay for the cost of license renewals for the Property and Yale will be responsible for applying for the license renewals until such time as the Option has either been fulfilled or terminated.

     Yale agrees to provide Candev with copies of all agreements for the access to the Property and that it will involve Candev in any negotiations regarding access to the Property.

SECTION 8 - SALE OF INTEREST

8.1	Pre-emptive Right

     Except as otherwise provided in Section 8.2 and Section 8.3, if at any time a Party (the “Offeror”) desires to sell, assign, or transfer all or any part of its interest in this Agreement and the Property (the “Sale Interest”), then the other Party (each, an “Offeree”) shall have a preemptive right to acquire such Sale Interest as follows:

(a)

the Offeror shall promptly notify the Offeree of its intentions. The Notice shall state the price in cash or cash equivalent in the form of marketable securities (the “Purchase Price”) and all other pertinent terms and conditions of the intended transfer. The Purchase Price may be stated in whole or in part in the form of publicly marketable securities provided that the Offeror delivers together with its Notice given under this subsection 8.1 a certificate signed by a duly qualified and reputable securities analyst certifying as to the cash equivalent value of the publicly marketable securities on the date of such Notice. The Offeror need not have any offer in hand, but if it does, then the Notice shall be accompanied by a copy of the offer or contract for sale. The Offeree shall have fifteen (15) days after the date such Notice is delivered to notify the Offeror whether it elects to acquire the offered Sale Interest at the same Purchase Price and on the same terms and conditions as set forth in the Notice. If such an election is made, then the transfer shall be consummated promptly after Notice of such election is delivered to the Offeror;

(b)

if the Offeree elects not to acquire the offered Sale Interest or fails to so elect within the fifteen (15) day period provided above, the Offeror shall have ninety (90) days following the earlier of (i) the date of expiration of the above mentioned fifteen (15) day period or (ii) the last date when the Offeree elected not to purchase the Sale Interest, to consummate the transfer to a third party at a price at least equal to the Purchase Price and on terms no less favourable to the Offeror than those offered by the Offeror to the Offeree in the Notice required herein; and

(c)

if the Offeror fails to consummate the transfer to a third party within the said ninety (90) day period, then the pre-emptive right of the Offeree in such offered Sale Interest shall be deemed to be revived. Any subsequent proposal to transfer such Sale Interest shall be conducted in accordance with all the procedures set forth in this Section 8.

8.2	General Exceptions to Pre-emptive Right.

Section 8.1 shall not apply to the following:

(a)	a transfer by the Offeror of all or any part of its interest in this Agreement and the Property to an Affiliate; provided that:

	(i)	the transferee remains an Affiliate indefinitely thereafter;

(ii)

the subsequent transfer of Control of such Affiliate, other than to an Affiliate of the original Offeror, whether through the issuance or transfer of shares in the capital of the Affiliate or otherwise (such that it no longer conforms to the definition of an Affiliate) shall be subject to Section 8.1;

	(iii)	the Affiliate agrees in writing to be bound by the provisions hereof; and

	(iv)	a transfer to an Affiliate shall not relieve the Offeror of any of its liabilities and obligations arising under this Agreement; or

(b)

a corporate merger, consolidation, amalgamation, or reorganization of the Offeror by which the surviving entity shall be subject to all of the liabilities and obligations of the Offeror hereunder, including an amalgamation or reorganization involving Candev.

8.3	Candev’s Exception to the Pre-emptive Right.

     Notwithstanding the above, the pre-emptive rights described in Section 8.1 of this Agreement do not apply to Candev prior to Candev exercising the Option. For greater certainty this means that prior to Candev exercising the Option pursuant to Section 2.6, Candev, and only Candev, can sell, assign, or transfer all or any part of its interest in this Agreement to a third party without offering the pre-emptive rights set forth in Section 8.1 of this Agreement as long the third party is bound by the terms of this Option Agreement and the subsequent Joint Venture Agreement. Prior to Candev exercising the Option, Yale must still comply with the pre-emptive rights described in Section 8.1 hereof.

8.4	Prohibition Against Yale

Yale shall not be entitled to:

(a)	sell, assign, transfer or otherwise deal with all or any part of its interest in this Agreement, the Joint Venture Agreement or the Property, except as permitted by this Section 8; or

(b)	encumber its interest in this Agreement, the Joint Venture Agreement or in the Property in any manner whatsoever.

8.5	Novation

     Any permitted assignee of a Party shall, upon such assignment taking place, be deemed to be a Party as though the assignee had been an original signatory to this Agreement. All Parties, including such assignee, shall execute a novation agreement to evidence the assignee’s commitments on such terms as the Parties may reasonably agree.

SECTION 9 - CONFIDENTIALITY

9.1	Confidentiality

(1) The Parties shall keep confidential all information, documentation, reports, including without limitation all records obtained from each other with respect to the Property or in connection with this Agreement (collectively, “Confidential Information”). Subject to Section 9.2, neither party shall use any Confidential Information for any purposes not related to the Property, or in any way detrimental to the other party. Nothing herein contained shall restrict or prohibit the parties from disclosing the Confidential Information to their respective consultants, agents, bankers, lenders, advisors and solicitors as long as such parties agree to keep such Confidential Information confidential. The Confidential Information referred to in this Section shall not include:

(a)	Public information or information in the public domain at the time of receipt by a party or its consultants, agents, advisors and solicitors;

(b)	Information which becomes public through no fault or act of a party or its consultants, agents, bankers, lenders, advisors or solicitors;

(c)	Information in the possession of a party not provided by the other party or its consultants, agents, bankers, lenders, advisors and solicitors;

(d)	Information required to be disclosed by law; or

(e)	Information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

(2) If either party is required or requested by legal process to disclose any Confidential Information, such party will provide the other party with prompt notice of such requirement or request so that the other party may seek an appropriate protective order or waive compliance with the provisions of this requirement or both. If either party is compelled to disclose Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censures or penalty, such party may disclose same without liability hereunder provided that it shall give the other party advance written notice of the information to be disclosed and, at the request of the other party, shall seek to obtain assurances that such information will be accorded confidential treatment.

(3) Yale and Candev each agree that prior to making any press release concerning the transactions contemplated herein, each of them shall consult with the other and obtain the other’s written approval with respect to such press release, which approval shall not be unreasonably or arbitrarily withheld or delayed, it being acknowledged that it is intended that no press release will be made until after the completion of Closing, unless required by law or any applicable stock exchange.

9.2	Free Utilization

     Notwithstanding the generality of the foregoing, each Party shall be free to utilize information or knowledge obtained pursuant to the Agreement in connection with the conduct by such Party for exploration or mining operations for its own benefit and account or for the benefit and account of any partnership, joint venture or corporation of which it is a partner or member.

SECTION 10 – FORCE MAJEURE

10.1	Force Majeure

     Neither party shall be liable or deemed to be in default of its obligations hereunder for any delay or failure in performance under this Agreement or other interruption of service resulting, directly or indirectly, from acts of God, acts of governmental, civil or military authority, acts of war, terrorist acts, accidents, natural disasters or catastrophes, power outages, strikes, or other work stoppages or any other causes beyond the reasonable control of the party affected thereby (“Force Majeure”). However, each party shall use its best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances. If a Force Majeure occurs rendering the performance of an obligation to be performed hereunder reasonably impractical, the date by which such obligation was to be completed shall be extended by the number of days that the obligation has been delayed by reason of the Force Majeure.

SECTION 11- NOTICE

11.1	Manner

     Any notice which may be or is required to be given under the terms of this Agreement shall be in writing and shall be effective:

(a)	when personally delivered upon any Party at the address designated by it for such service;

(b)

on production of a facsimile transmission report by a machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient being notified for the purposes of this clause; or

(c)

five (5) business days after the same shall have been deposited in the mail properly addressed, certified or registered with return receipt requested and postage prepaid, unless at the time of such posting or within five (5) working days thereafter, any strike, labour dispute or similar disruption of mail service shall come into effect, in which event such notice shall not be valid.

11.2	Addresses

The addresses for such notices shall be as follows:

To Yale:	YALE RESOURCES LTD.
Suite 400 – 409 Granville Street
Vancouver, BC
V6C 1K4

	Attention:	Ian Foreman, P.Geo., President
	Facsimile:	(604) 678-2532

AND A COPY TO:

Tupper Jonsson & Yeadon
1710 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2L3

	Attention:	Lee Tupper
	Facsimile:	(604) 681-0139

If to Candev:	CANDEV RESOURCE EXPLORATION INC.
2200 - 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3

	Attention:	Mark A. McLeary, President
	Facsimile:	(604) 647-0631

AND A COPY TO:

Clark Wilson LLP
800 - 885 West Georgia Street
Vancouver, British Columbia
V6C 3H1

	Attention:	Conrad Nest
	Facsimile:	(604) 687-6314

Any Party may change the addresses for such notice by giving the other Parties notice of such change in accordance with the foregoing.

SECTION 12 – INJUNCTION

12.1	Injunctions

     Yale acknowledges and agrees that Candev will suffer serious and irreparable harm, which could not be adequately compensated for in damages in the event Yale breaches or there will be an anticipatory breach by Yale of this Agreement, and Yale hereby consents to an injunction and an Order by Consent being entered in the British Columbia Supreme Court being issued against Yale restraining Yale from such breach or anticipatory breach and/or requiring Yale to deliver specific performance and any other equitable remedy deemed desirable by Candev in its absolute discretion under the terms and conditions of this Agreement, but such action shall not be construed so as to be in derogation of any other remedy which may be available in the event of such breach or anticipatory breach. This section shall survive the termination of this Agreement.

SECTION 13 - INTERPRETATION

13.1	Definitions

     In this Agreement unless the context otherwise requires, the following words and terms set forth in this Section 13.1 shall have the meanings respectively assigned to them:

(1) Affiliate means any person, partnership, venture, corporation, or other form of enterprise which directly or indirectly Controls, is Controlled by or is under common Control of a Party.

(2) Agreement means this agreement and all amendments made hereto in accordance with the provisions hereof.

(3) Business Day means any day on which banks are open for business in the City of Vancouver, British Columbia, but does not include a Saturday, Sunday or holiday in the Province of British Columbia.

(4) Confidential Information has the meaning given to it in Section 9.1(1) .

(5) Control means possession directly or indirectly of the power to direct or cause direction of management and policies through ownership of the voting securities, contract voting trust and otherwise.

(6) Effective Date has the meaning given to it in Section 6.1.

(7) Encumbrance means any claim, restriction, charge, mortgage, security interest, lien, option, right of pre-emption or first refusal, equity, power of sale, hypothecation, servitude or other third party right, and “Encumber” and “Encumbered” shall be construed accordingly.

(8) Environmental Claims means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law, including, without limitation:

(a)	any and all claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

(b)

any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from hazardous materials, including any release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from Environmental matters) or the Environment.

(9) Environmental Law means all requirements of the common law or of Environmental, health or safety statutes, regulations, rules, ordinances, policies, orders, approvals, notices, licenses, permits or directives of any federal, territorial, provincial, state or local judicial, regulatory or administrative agency, board or governmental authority including, but not limited to those relating to:

(a)	noise;

(b)	pollution or protection of the air, surface water, ground water or land;

(c)	solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation;

(d)	exposure to hazardous or toxic substances; or

(e)	the closure, decommissioning, dismantling or abandonment of any facilities, mines or workings and the reclamation or restoration of any lands.

(10) Expenditures means the sum of all monies spent in prospecting, exploring, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands and also includes monies spent in acquiring additional claims or concessions which shall form part of the Property. Expenditures shall also include any tax payments, option payments and legal costs and fees related to the registration and maintenance of titles and agreements in the Mexico Mining Registry together with any value added taxes accruing after the date of this Agreement as well as any of those costs related to the acquisition of properties from third parties. Expenditures will also include any and all agreements with third parties for access to the Property.

(11) Force Majeure has the meaning given to it in Section 10.1.

(12) Joint Venture means the joint venture formed between Yale and Candev pursuant to the Joint Venture Agreement.

(13) Joint Venture Agreement means the agreement entered into by Yale and Candev with respect to the joint venture exploration, development and production of the Property and attached hereto as Schedule “B”.

(14) Legal Rights means such contractual and legal rights of Yale and Candev as described in the Joint Venture Agreement.

(15) Mining Operations means all activities carried out in, on or under or in connection with the Property related to or necessary for the development and construction of a mine(s) thereon, the mining, extraction, treatment, storage and processing of minerals located therein, thereon or thereunder and the acquisition or construction of any improvements, personal property, fixtures or equipment reasonably necessary therefor.

(16) Notice means any notice, approval, demand, direction, consent, designation, request, document, instrument, certificate or other communication required or permitted to be given under this Agreement.

(17) Operator has the meaning given to it in Section 2.11

(18) Option has the meaning given to it in Section 2.1.

(19) Option Period means that period of time commencing on the Effective Date and terminating on the earlier of the date upon which:

(a)	the entire Option is exercised; and

(b)	the Option held by Candev is terminated by the provisions of Section 2.4.

(20) Party means Yale or Candev, as applicable, and its successors and permitted assigns.

(21) Person includes a natural person, firm, corporation, company, association, partnership, joint venture, unincorporated syndicate, unincorporated organization, trust, trustee, executive, administrator or other legal representative, governmental instrumentality or any group or combination thereof.

(22) Property means property legally described in Schedule A hereto.

(24) Management Committee means the committee established under Section 4.

13.2	Other Definitions

     Any words or expressions defined otherwise in this Agreement including the Schedules shall have the meanings respectively assigned to them notwithstanding that such definition does not appear in this Section 13. When used in the Schedules annexed hereto, terms defined in this Agreement shall have the same meaning unless the Schedules expressly otherwise define such terms. In case of any other inconsistency between the terms of this Agreement and the Schedules annexed hereto, the terms of this Agreement shall prevail.

13.3	Table of Contents

     The Table of Contents to this Agreement, Sections, Sub-sections and Headings contained herein are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. “Section”, “Subsection”, or “Schedule” means and refers respectively to the specified Section, Sub-section or Schedule of this Agreement. “Hereof”, “hereto” and “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Section or Sub-section.

13.4	Gender and Number

     Words importing the singular include the plural and vice versa. Words importing gender include all genders.

13.5	Entire Agreement

     This Agreement including all Schedules together with the agreements and documents to be delivered pursuant hereto are the full expression of the Parties’ intentions and rights and the entire agreement between them pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions whether oral or written of the Parties. There are no representations, warranties or other agreements between the Parties in connection with the subject matter hereof. No amendment or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any other provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.6	Survival of Representations and Warranties

     The representations and warranties made or undertaken by each Party under this Agreement shall survive termination of this Agreement.

13.7	Termination of Prior Agreements

     With effect from the date both Parties have executed this Agreement, any prior agreements, offer term sheets, or letters of intent shall be deemed to have terminated and to have been superseded by this Agreement, and the Parties shall be relieved of all their respective rights and obligations thereunder.

13.8	Currency

     Unless otherwise indicated all dollar amounts referred to in this Agreement are in Canadian funds.

13.9	Law

     This Agreement shall be interpreted and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract except to the extent that any Property or asset affected by this Agreement is subject to the laws of the jurisdiction where such Property are situate in which case the laws of that local jurisdiction shall govern to the extent necessary to complete the transaction.

13.10	Rule Against Perpetuities

     Any right or interest granted under this Agreement that would violate any applicable Rule Against Perpetuities or any similar rule of law, shall terminate twenty-one (21) years after the death of the last survivor of the children and grandchildren of Queen Elizabeth II, who are alive on the Effective Date.

13.11	Enurement

     This Agreement shall enure to the benefit of and be binding on the successors and permitted assigns of the Parties.

13.12	Further Assurances

     Each Party shall execute such deeds, documents and give such further assurances as are necessary or appropriate in connection with its obligations under this Agreement.

13.13	Independent Legal Advice

     Yale and Candev hereby represents and warrants to the other party that they had the opportunity to seek and were not prevented nor discouraged by Candev from seeking independent legal advice prior to the execution and delivery of this Agreement and the Joint Venture Agreement and that, in the event that they did not avail themselves of that opportunity prior to signing this Agreement and the Joint Venture Agreement, they did so voluntarily without any undue pressure and agrees that their failure to obtain independent legal advice shall not be used by them as a defence to the enforcement of their obligations under this Agreement and the Joint Venture Agreement.

13.14	Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce an account for more than one original.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the 7h day of July, 2009.

YALE RESOURCES LTD.

Per:	/s/ Ian Foreman
Authorized Signature
Name:	Ian Foreman
Title:	President

I have authority to bind the corporation.

CANDEV RESOURCE EXPLORATION
INC.

Per:	/s/ Mark McLeary
Authorized Signature
Name:	Mark McLeary
Title	President
I have authority to bind the corporation.

Schedule A – The Property

“Property” is defined as the following mining concessions comprising a total area of 2,390.8269 hectares located in north-west Mexico, situated in the state of Sonora:

Property	Title Number	Claim Type	Holder	Size (ha)	Date of Issue	Expiry Date
Dos Naciones	230649	Exploration	Minera Alta Vista S.A. de C.V.(1)	2,390.8269	Sept. 28, 2007	Sept. 27, 2057

(1)	No legal survey has been conducted on the concession.

Schedule B – JOINT VENTURE AGREEMENT

SCHEDULE "B"

Referred to in the Option Agreement dated for Reference
July 7, 2009
and made between Yale Resources Ltd.
the “Optionor”
and Candev Resource Exploration Inc.
the “Optionee”

PROPERTY DESCRIPTION

- Mineral Rights to Patented Mining Claim -

JOINT VENTURE AGREEMENT

THIS AGREEMENT is dated effective

BETWEEN:

YALE RESOURCES LTD., a corporation organized under the
laws of the Province of British Columbia, Canada

AND:

CANDEV RESOURCE EXPLORATION INC., a corporation
organized under the laws of the State of Nevada, United States of
America

W H E R E A S :

A.

Yale and Candev are parties to a Property Option Agreement (the "Option Agreement") dated July xx, 2009, pursuant to which Yale sold to Candev a 50% interest in and to grant an option to Candev for Candev to acquire an additional 30% interest (for a combined total of 80%) in a patented mineral claim described as Dos Naciones (the "Property") subject to the reservation of a 2% net smelter interest over the Property;

B.

Candev has performed all of its obligations to Yale under the Option Agreement such that Candev is now vested with a 80% interest in the Property and Yale is vested with a 20% interest in the Property;

C.	Yale and Candev wish to associate themselves into a joint venture for the purpose of exploring and further developing the Property;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereby agree to associate and participate in a joint operation (herein called the "Joint Venture") for the purposes of exploring the Property and, if being warranted, bringing the Property or a portion thereof into production by establishing and operating a mine thereon on the terms and conditions hereinafter set forth;

1. Interpretation

     1.1 Definitions. In this agreement the following words, phrases and expressions shall have the following meanings:

(a)

"Assets" means all tangible and intangible goods, chattels, improvements or other items including, without limiting the generality of the foregoing, land, buildings and equipment, but excluding the Property, acquired for or made to the Property under the Option Agreement or this agreement in connection with the Mining Operations;

(b)	"Associated Company" means, in respect of a Participant, a corporation associated with it within the meaning of the Business Corporations Act, British Columbia;

(c)

"Commercial Production" means the operation of the Property or any part of it as a Mine but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first thirty consecutive days during which Mineral Products have been produced from the Property at an average rate not less than 70% of the initial rated capacity of the facilities;

(d)

"Cost Share" means the respective shares of all Costs and other liabilities under this agreement to be borne by each Participant after the Participation Date and shall be equal to the respective Interests of each Participant as determined from time to time;

(e)

"Costs" means all items of outlay and expense whatsoever, direct or indirect, with respect to Mining Operations, recorded by the Operator in accordance with this agreement incurred after the Participation Date:

(f)	"Interest" means the undivided beneficial percentage interest of a party in the Assets and shall be equal to its interest in the Property as determined pursuant to this agreement, respectively;

(g)	"Joint Venture" shall have the meaning attributed to it in paragraph 2.1;

(h)	"Management Committee" means the committee established pursuant to paragraph 4;

(i)	"Mine" means the workings established and Assets acquired including development headings, plant and concentrator installations, infrastructure, housing, airport and other facilities in order to bring the Property into Commercial Production;

(j)	"Mineral Products" means the end products derived from operating the Property as a Mine;

(k)

"Mining Operations" means every kind of work done on or in respect of the Property by or under the direction of the Management Committee including, without limiting the generality of the foregoing, the work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and metals, surveying and bringing any mining claims to lease or patent, and all other work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of workers engaged in the work and in supplying food, lodging, transportation and other reasonable needs of those workers; in paying assessments or premiums for workers' compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to those workers; in paying rentals, licence renewal fees, taxes and other governmental charges required to keep the Property in good standing; in purchasing or rental plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing them; mining, milling, concentrating rehabilitation, reclamation, and environmental protections and in the management of any work which may be done on the Property or in any other respect necessary for the due carrying out of the prospecting, exploration and development work;

(l)	"Net Profits Interest" shall have the meaning attributed to it in Schedule 1 attached hereto;

(m)	"Operator" means the party appointed as the Operator in accordance with paragraph 5;

(n)

"Participant" means any party having an interest and its successors and permitted assigns and "Participants" means collectively all parties having an Interest and their respective successors and permitted assigns;

(o)	"Participation Date" shall mean xxxxxxxxxxxxxxx;

(p)	"party" or "parties" means the parties to this agreement and their respective successors and permitted assigns which become parties pursuant to this agreement;

(q)	"Prime Rate" means the rate of interest quoted or published by the Bank of

Canada from time to time as being its rate of interest per annum charged from time to time at Vancouver, British Columbia for loans made in lawful money of Canada to prime commercial borrowers;

(r)	"Program" means any program to carry out work and incur Costs on the Property and includes as the context requires:

(i)

a document or documents wherein there is specified in reasonable detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during the program, the estimated Costs as to be incurred in carrying out the work and the area of the Property on which the work is to be undertaken, and

(ii) the preparation of any feasibility report,

     and shall include any amendments to a Program as may be agreed on by the Management Committee;

(s)	"Property" means the certain property described in Schedule "A" to the Option Agreement, and all other interests in mineral properties made subject to this agreement by the parties.

     1.2 Included words. This agreement shall be read with those changes in gender or number as the context shall require.

     1.3 Headings. The headings to the paragraphs of this agreement are inserted for convenience only and shall not affect the construction of this agreement.

     1.4 References. Unless otherwise stated, a reference to a numbered or lettered paragraph refers to the paragraph bearing that number or letter in this agreement. A reference to this agreement or in this agreement, means this agreement including the schedules, together with any amendments.

     1.5 Currency. All dollar amounts expressed in this agreement refer to lawful currency of Canada.

     1.6 Schedules. The following schedules are incorporated into this agreement by reference:

Schedules	Description
1	Net Profits Interest

     1.7 Governing law. This agreement shall be construed and governed by the laws in force in the Province of British Columbia.

2. Joint Venture

     2.1 Formation of the Joint Venture. Candev and Yale agree to associate and participate in, and form, a Joint Venture for the purpose of carrying out all acts which are necessary or appropriate, directly or indirectly, to:

(a)	explore and, if deemed warranted as provided in this agreement, develop the Property and equip it for Commercial Production;

(b)	operate the Property as a Mine; and

(c)	engage in such other activity as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

     2.2 Authority. All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the Property shall be done, transacted, undertaken or performed in the name of the Operator only, and no party shall do, transact, perform or undertake anything in the name of the other party or in the joint names of the Participants.

2.3 Relationship of parties.

     (1) After the Participation Date the rights and obligations of the Participants shall be, in each case, several, and shall not be or be construed to be either joint or joint and several. Nothing contained in this agreement shall, except to the extent specifically authorized under this agreement, be deemed to constitute a Participant a partner, an agent or legal representative of any other party. It is intended that this agreement shall not create the relationship of a partnership between the Participants and that no act done by any Participant pursuant to the provisions of this agreement shall operate to create such a relationship.

     (2) Claims by third parties arising out of the activities of the Joint Venture shall be borne by the Participants in proportion to their ownership interest in and to the Property, and the other party or parties to this agreement shall have a right of contribution therefor against one another.

     (3) The right of each party to mine and market production from other sources in competition with the other parties and of each Participant to market its share of any Mineral Product in competition with any other Participant is confirmed. This agreement shall not be construed so as to preclude or restrict that right.

     2.4 Responsibility For Expenditures. Except as otherwise provided in this agreement, the parties shall bear all Costs and all liabilities arising under this agreement, and shall own the Property, in proportion to their respective Interests.

     2.5 Continuing Interests. Each Participant shall have an Interest as is determined in accordance with the provisions of this agreement, and any legal title to any of the Assets or Property held by any Participant shall be subject to this agreement.

     2.6 Term. Unless earlier terminated by agreement of all parties having an Interest or as a result of one party acquiring a 100% Interest and the other party a 2% Net Smelter interest (see Appendix I), the joint operation and this agreement shall remain in full force and effect for so long as any party has any right, title or interest in the Property. Termination of the agreement shall not, however, relieve any party from any obligations accrued but unsatisfied, nor from its obligations with respect to rehabilitation of the Mine site and reclamation.

3. Interests of Participants

     3.1 Initial Interests. On the Participation Date, Candev shall have an undivided 80% Interest and Yale shall have an undivided 20% Interest, subject to the reservation of a 2% net smelter return royalty as provided for and defined in the Option Agreement. Thereafter, each Participant shall have an Interest as is determined from time to time in accordance with the provisions of this paragraph.

     3.2 Deemed expenditures. On the Participation Date the Optionor and the Optionee will each have made or be deemed to have made the following expenditures:

Party:	Deemed Expenditures:	Deemed Percentage Interest:
Yale	$ 203,750	20%
Candev	$ 815,000	80%
Total:	$ 1,018,750	100%

     3.3 Adjustment of Interests. Subsequent to the Participation Date, the respective Interests of the Participants shall be determined from time to time as being equal to the product obtained by multiplying 100% by a fraction of which the numerator is the amount of that party's contributions to Costs after the Participation Date plus that party's deemed expenditure, and the denominator is the amount of all contributions to Costs made subsequent to the Participation Date by all Participants plus the deemed expenditures by both parties.

     3.4 Net Smelter Interest. The respective Interests of the Participants shall not change so long as they each contribute their respective Cost Share of every Program as set out in paragraph 7. At any time after a Participant loses its right to contribute to a Program its respective Interest shall be reduced in accordance with the formula set out in paragraph 3.3. If, as a result of that calculation, the Interest of a Participant is reduced to below 10%, the Interest of that party shall be converted to a 2 % Net Smelter Interest, as set out in paragraph 8, and thereafter the party whose Interest has been reduced shall be deemed not to be a party to this agreement and shall have no further rights under this agreement or in respect of the Property.

Upon agreement of the parties, 50% of the Net Smelter Interest (or a total of 1%) may be purchased by the other party for $1,000,000 and the second 50% (or a total of 1%) for $1,500,000.

4. Management Committee

     4.1 Formation of Management Committee. A Management Committee shall be established on or immediately after the Participation Date. Except as otherwise provided, the Management Committee shall make all decisions in respect of Mining Operations.

     4.2 Appointment of representatives. Each party shall immediately appoint one representative and one alternate representative to the Management Committee, and give the other party notice of the appointments. The alternate representative may attend all meetings and may act for a party's representative in his absence. A Participant may from time to time revoke in writing the appointment of its representative or alternate representative, and appoint in writing a substitute.

     4.3 Meetings. The Operator shall call a Management Committee meeting at least once every twelve months and, in any event, within fourteen days of being requested to do so by any representative.

     4.4 Notice of meetings. The Operator shall give notice, specifying the time and place in Canada of, and the agenda for, the meeting, to all Participants, representatives and alternate representatives at least seven days before the time appointed for the meeting.

     4.5 Waiver of notice. Notice of a meeting shall not be required if one representative of each party is present at a meeting and unanimously agree on the agenda.

     4.6 Quorum. A quorum for any Management Committee meeting shall be present if one representative of each party is present. If a quorum is present at the meeting, the Management Committee shall be competent to exercise all of the authorities, powers and discretions bestowed on it under this agreement. No business other than the election of a chairperson, if any, and the adjournment or termination of the meeting shall be transacted at any meeting unless a quorum is present at the commencement of the meeting but the quorum need not be present throughout the meeting. If within half an hour from the time appointed for a meeting, a quorum is not present, the meeting shall, at the election of those representatives who are present:

(a)	be dissolved; or

(b)

be adjourned to the same place but on a date and at a time, to be fixed by the chairperson of the meeting before the adjournment, which shall be not less than fourteen days following the date for which the meeting was called.

Notice of the adjourned meeting shall be given to the representatives of all parties immediately after the adjournment of the meeting. If at the adjourned meeting, a quorum is not present within half an hour from the time appointed, the representative or representatives present and entitled to attend and vote at the meeting, shall be a quorum even if only one person is present.

4.7 Votes. The Management Committee shall decide every question submitted to it by a vote with each representative being entitled to cast that number of votes which is equal to its party's Interest percentage. The Management Committee shall make decisions by a majority of votes in excess of 50% of the votes entitled to be cast.

     4.8 Chairperson. The representative of the Operator shall be the chairperson of Management Committee meetings. The chairperson shall be entitled to appoint the secretary for the meeting.

     4.9 Minutes. The secretary of the Management Committee meeting shall take minutes of that meeting and circulate copies to each representative.

     4.10 Consent decisions. The Management Committee may make decisions by obtaining the consent to a resolution in writing of the representatives of all parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

     4.11 Decisions binding. Management Committee decisions made in accordance with this agreement shall be binding on all of the parties.

     4.12 Expense. Each party shall bear the expenses incurred by its representatives and alternate representatives in attending meetings of the Management Committee.

     4.13 Rules. The Management Committee may, by agreement of the representative of all the parties, establish other rules of procedure, not inconsistent with this agreement, as the Management Committee deems fit.

5. Appointment of Operator

     5.1 Initial Operator. The party holding the single largest Interest shall be the initial Operator and shall be entitled to continue to act as Operator until it resigns or its Interest is reduced so that it ceases to hold the single largest Interest. Thereafter the party which was non-Operator, if it has consented, shall act as Operator until that time it resigns or its Interest is reduced so that it ceases to hold the single largest Interest. In the event the parties have equal Interests, Candev shall act as Operator.

     5.2 Resignation. The party acting as Operator may resign as Operator on at least ninety days' notice to all the parties. The Management Committee shall thereupon select any party to be Operator on the ninetieth day after receipt of the Operator's notice of resignation.

     5.3 New Operator. The new Operator shall assume all of the rights, duties, liabilities and status of the previous Operator as provided in this agreement. The new Operator shall have no obligation to hire or continue the employment of any of the employees of the former Operator resulting from this change of Operator.

     5.4 Delivery of records. On ceasing to be Operator, the former Operator shall immediately deliver to the person nominated for that purpose by the Management Committee, the custody of all the Property, books, records and other property both real and personal relating to this agreement.

     5.5 No replacement for Operator. If the Operator resigns and no other party consents to act as Operator the joint operation shall terminate and the provisions of paragraph 14 shall apply mutatis mutandis.

     5.6 Compensation of Operator. The Operator shall be entitled to reimbursement for all of its expenditures reasonably incurred in its duties as Operator from the Participants and its compensation will be part of the budget of each Program.

6. Rights, duties and status of Operator

     6.1 Status. The Operator in its operations under this agreement shall be deemed to be an independent contractor. The Operator shall not act or hold itself out as agent for any of the parties nor make any commitments on their individual behalf unless specifically permitted by this agreement or directed in writing by a party.

     6.2 Performance of duties. Subject to any specific provision of this agreement and subject to it having the right to reject any direction on reasonable grounds by virtue of its status as an independent contractor, the Operator shall perform its duties in accordance with the directions of the Management Committee and in accordance with this agreement.

     6.3 Management Committee direction. The Operator shall manage and carry out the Mining Operations as the Management Committee may direct and in connection with it shall, in advance, if reasonably possible notify the Management Committee of any change in Mining Operations which the Operator considers material and if it is not reasonably possible, the Operator shall notify the Management Committee as soon as is reasonably possible.

     6.4 Responsibilities. The Operator shall have the sole and exclusive right and authority to manage and carry out all Mining Operations and to incur the Costs required for that purpose. In so doing the Operator shall:

(a)	comply with the provisions of all agreements or instruments of title under which the Property or Assets are held;

(b)	pay all Costs properly incurred promptly as and when due;

(c)

keep the Property and Assets free of all liens and encumbrances (other than those, if any, in effect on the Participation Date or the creation of which is permitted pursuant to this agreement) arising out of the Mining Operations and, in the event of any lien being filed as mentioned, proceed with diligence to contest or discharge them;

(d)	prosecute claims or, where a defence is available, defend litigation arising out of the Mining Operations, provided that any Participant may join in the prosecution or defence at its own expense;

(e)

subject to paragraph 7, perform assessment work or make payment in lieu of it and pay the rentals, taxes or other payments and do all other things as may be necessary to maintain the Property in good standing including staking and restaking mining claims, and applying for licences, leases, grants, concessions, permits, patents and other rights to and interests in the Mineral Product;

(f)	account to the Participants for all contributions to Costs;

(g)	maintain accounts in accordance with principles generally accepted in the mining industry in Canada;

(h)

perform its duties and obligations in a sound and workmanlike manner, in accordance with sound mining and engineering practices, and in compliance with all applicable federal, provincial, territorial and municipal laws, by-laws, ordinances, rules and regulations and this agreement;

(i)

regulate access to the Property subject only to the right of designates of the Participants duly authorized in writing to have access to the Property at all reasonable times for the purpose of inspecting work being done on the Property but at their own risk and expense;

(j)

employ and engage employees, agents and independent contractors as it may consider necessary or advisable to carry out its duties and obligations and in this connection to delegate any of its powers and rights to perform its duties and obligations under this agreement, but the Operator shall not enter into contractual relationships with a Participant or any Associated Company of a Participant except on terms which are commercially competitive;

(k)	permit the Participants, at their own expense, to inspect, take abstracts from or audit any or all of the records and accounts referred to in paragraph (f) during normal business hours;

(l)	obtain and maintain, or cause any contractor engaged under this agreement to obtain and maintain, during any period in which active work is carried out under this agreement, adequate insurance;

(m)	arrange for and maintain workers' compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements;

(n)

transact, undertake and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken on behalf of the parties in the Operator's name.

7. Exploration Programs

     7.1 Expenditures. After the Participation Date, Costs shall only be incurred under and pursuant to Programs prepared by the Operator and delivered to the Management Committee as provided in this paragraph.

     7.2 Preparation of Programs. Immediately after the Participation Date and thereafter on or before November 15th each year or within ninety days of completion of the last Program, the Operator shall prepare and submit to the Management Committee a draft Program for the next calendar year. The draft Program shall contain a statement in reasonable detail of the proposed Mining Operations and estimates of all Costs to be incurred.

     7.3 Review of Program. The Management Committee shall review the Program prepared and, if it deems fit, adopt the Program with those modifications, if any, as the Management Committee deems necessary. The Operator shall be entitled to an allowance for a cost overrun of 10% in addition to any budgeted Costs and any Costs so incurred shall be deemed to be included in the Program, as adopted.

     7.4 Submission of Program. The Operator shall immediately submit the adopted Program to the parties. Each party may, within thirty days of receipt of the Program, give written notice to the Operator committing to contribute its proportionate share of the Costs on that Program. A party which fails to give that notice within the thirty-day period shall be deemed to have elected not to contribute. If any party elected or is deemed to have elected not to contribute to a Program, the other Participant may give notice in writing to the Operator stating that it will contribute all expenditures under or pursuant to the Program and the Operator will proceed with that Program and thereafter the Interests of the parties shall be adjusted in accordance with paragraph 3.3. The Operator will not proceed with any Program which is not fully subscribed.

     7.5 Commencement of Program. If the Participants elect to contribute their respective Cost Share of a Program, or if a Participant gives notice that it will contribute all expenditures under a Program, the Operator will proceed with the Program.

     7.6 Mandatory expenditures. Notwithstanding paragraph 7.1, if, in any year in which there is no Program adopted pursuant to this agreement, circumstances are such that the Operator must incur costs in order to maintain tenure to the Property, to satisfy contractual obligations or obligations imposed by law, to prevent waste or to protect life and property (in this paragraph called "non-discretionary costs"), the Operator shall immediately propose a program (in this paragraph called the "mandatory program") to incur those non-discretionary costs and provide each party with one copy of it. The mandatory program shall be deemed to be approved and each of the parties shall be obligated to contribute to the non-discretionary costs incurred in proportion to their respective Interest within thirty days of receipt of the Operator's invoice; failing which contribution paragraph 7.9 shall apply.

     7.7 Liability for payment. An election by a Participant to contribute to a Program shall make that Participant liable to pay its Cost Share or all of the Costs if it has so elected, actually incurred under or pursuant to the Program including Program Overruns, as defined, of up to but not exceeding 10%.

7.8 Invoicing of expenditures.

(1) The Operator shall be entitled to invoice each Participant:

(a)	no more frequently than monthly, for its proportionate share of Costs incurred and paid by the Operator; or

(b)	thirty days in advance of requirements, but in any event not to exceed the requirements for the next calendar quarter, for an advance of that Participant's proportionate share of Costs.

     (2) Each invoice shall be signed by some responsible official of the Operator. Each Participant shall pay to the Operator the amount invoiced, within thirty days of receipt of the invoice. If a Participant protests the correctness of an invoice it shall nevertheless be required to make the payment.

     7.9. Failure to pay. If any Participant fails to pay its proportionate share of, or all of the Costs if it has so elected, within the thirty-day period referred to in paragraph 7.8 the Operator may by notice demand payment. If no payment is made within the period of thirty days next succeeding the receipt of the demand notice the other Participant may elect to increase their contributions to satisfy the shortfall, or the Operator shall curtail or abandon the Program, and the defaulting Participant shall be deemed to have forfeited its right to contribute to any further Costs under this agreement and it shall not receive notice of and shall be deemed to have elected not to contribute to each Program subsequently conducted and to a Production Notice and accordingly shall have its Interest reduced in the manner contemplated in paragraph 7.12.

     7.10 Program Overruns. If it appears that Costs will exceed by greater than 10% those estimated under a Program, the Operator shall immediately give written notice to the Participants contributing to that Program outlining the nature and extent of the additional costs and expenses (the "Program Overruns"). If Program Overruns are not approved by the Participants contributing to that Program, the Operator shall the right to curtail or abandon the Program.

     7.11 Suspension of Program. If any Program is altered, suspended or terminated prematurely so that the Costs incurred on that Program as altered, suspended or terminated are less than 80% of the Costs originally proposed, any party which elected not to contribute to that Program shall be given notice of the alteration, suspension or termination by the Operator and shall, subject to paragraph 7.9, be entitled to contribute its proportionate share of the Costs incurred on that Program by payment thereof to the Operator within thirty days after receipt of the notice. If payment is not made by that party within thirty days it shall forfeit its right to contribute to that Program without a demand for payment being required to be made thereafter by the Management Committee.

     7.12 Adjustment of Interests. If a party elects not to contribute to the Costs of any Program, the Interest of that party shall be decreased and the Interest of each Participant contributing in excess of its proportionate share of the Costs shall be increased so that, subject to paragraph 8.1, the Interest of each party will be that percentage calculated as set out in paragraph 3.3. Except in the events described in paragraph 7.9 or if that party's Interest is assigned or conveyed as contemplated in paragraph 8.1, the party whose Interest has been reduced shall be entitled to receive details of and contribute to future Programs to the extent of its then Interest.

     7.13 Funds spent ratably. The Operator shall expend all moneys advanced by a Participant ratably with the advances of the other Participants. If the Operator suspends or prematurely terminates a Program, any funds advanced by a Participant in excess of that Participant's proportionate share of Costs incurred prior to the suspension or premature termination shall be refunded immediately.

     7.14 Election not to contribute. Notwithstanding that a Participant has or is deemed to have elected not to contribute to a Program under paragraph 7.4, it shall nevertheless, subject to paragraphs 7.9 and 8.1, be entitled to elect to participate in and contribute to future Programs under this agreement.

8. Non-participation

     8.1 Effect of non-participation. If a party (in this paragraph called the "Assigning Party") has its Interest reduced, at any time to less than 10 % as a result of the operation of paragraph 7.12, the Assigning Party shall be deemed to have assigned and conveyed its Interest to the Participants, if more than one then in proportion to their respective Interests and, in consideration of that assignment and conveyance, shall be entitled to receive as its sole remuneration and benefit, a royalty, as and when available, in the amount of 2% of the Net Smelter Interest. On such assignment, the Assigning Party shall cease to have any further right or Interest under this Agreement. Each Participant shall severally calculate and cause to be paid to the Assigning Party that portion of any of the Net Profits derived from the Property to which the Assigning Party is entitled in the manner provided in Schedule 1 to this agreement.

9. Financing

     9.1 Responsibility of Participants. The contributions of the Participants toward the Costs shall be individually and separately provided by them.

     9.2 Encumbrances. Solely in order to secure loans to meet their respective contributions toward the Costs, the Participants shall each be entitled to pledge, mortgage, charge or otherwise encumber, as security for financing their respective contributions, the Property and Assets to the extent of their respective Interests; provided, however, that security shall not be given by any party unless the proposed pledgee, mortgagee, holder of the charge or encumbrance (the "Chargee") first undertakes in writing with all the other Participants, in form reasonably satisfactory to counsel for the Operator and binding on the Chargee, that:

(a)

the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of an encumbering Participant's Interest or interest in the Property and that that security shall be subject to the provisions of this agreement;

(b)

the Chargee's remedies under the encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering Participant's Interest and interest in the Assets held under that security to the other Participants, if more than one then in proportion to their respective Interests at that time or, with their unanimous consent, to any one of them, or failing any sale as mentioned, by a sale at a public auction to be held after ninety days' prior notice to the other Participants; provided, however, that as a condition of the purchase, the purchaser shall agree with the parties that it:

	(i)	assumes all the obligation of the encumbering Participant in connection with this agreement, and

	(ii)	will be bound by this agreement, and,

prior to completing the purchase, delivers to the parties notice to that effect in writing, in form reasonably satisfactory to counsel for the Operator.

10. Disposition of production

     10.1 Allocation of production. For any period after the commencement of Commercial Production and provided that each Participant has paid to the Operator its respective Cost Share for that period, each Participant shall take in kind and separately dispose of Mineral Products in the ratio of each Participant's respective Interest.

     10.2 Value of Mineral Products. For purposes of determining the value of Mineral Products taken in kind pursuant to paragraph 10.1, each Participant's share of Mineral Products shall be valued at the time of delivery to the Participants at a value equal to that received by Candev for its share of the Mineral Products after deduction of:

(a)	all costs of transporting Mineral Products, including insurance, from the Property to the place of delivery designated by the purchaser of the Mineral Products;

(b)	a reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices; and

(c)

all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any government if paid by the Participant in connection with the disposition of Mineral Products taken in kind.

     10.4 Extra expenditure. Any extra expenditure incurred by reason of the taking in kind or separate disposition by a Participant of its proportionate share of Mineral Products shall be borne by that Participant and that Participant shall be required to construct, operate and maintain, at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Mineral Products.

     10.5 Operator's authority. If any Participant fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Mineral Products, the Operator as agent may purchase for its own account or sell that share, subject to the right of the Participant owning the share to revoke at will the Operator's authority under this paragraph in respect of Mineral Products not then purchased by the Operator or committed for sale to others, and the Operator shall be entitled to deduct from the sale proceeds all costs of or related to marketing the Mineral Products as is consistent with generally accepted industry marketing practices including, without limitation, transportation, storage, commissions and discounts but all contracts of sale executed by the Operator for a Participant's share of Mineral Products shall be only for reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event shall any contract be for a period in excess of one year.

     10.6 Payment of proceeds. Proceeds, if any, from the sale by the Operator of Mineral Products pursuant to paragraph 10.5 shall be calculated by the Operator separately for each Participant at the end of each calendar month and shall be paid monthly within twenty days after the end of each calendar month following payment to the Operator by each Participant of its respective Cost Share outstanding as at the end of that calendar month.

     10.7 Non-arm's length transaction. If the Operator, any Associated Company of the Operator, or any person with whom the Operator is not dealing at arm's length is a purchaser of Mineral Products from the Operator, and if the value of the Mineral Products is used to determine any matter arising under this paragraph, the Operator shall be required to receive competitive prices for all Mineral Products so sold.

     10.7 Records. The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof shall be audited annually at the end of each fiscal year of the Operator and:

(a)	any adjustments required by the audit shall be made immediately; and

(b)	a copy of the audited statements shall be delivered to the Participants.

Any of the Participants shall, at reasonable times and on notice in writing to the Operator, have the right to inspect, audit and copy the Operator's accounts and records relating to the accounting for Mineral Products taken in kind or to the determination of proceeds from the sale thereof for any calendar year within twelve months following the end of the calendar year. All accounts and records shall be deemed to be correct and accurate unless questioned by a Participant within twelve months following the end of the calendar year to which the accounts relate. The Participants shall make all reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to the Operator.

11. Surrender of Interest

     11.1 Surrender of Interest. Any party may, at any time on notice, surrender its entire Interest to the other parties by giving those parties notice of surrender, which notice shall:

(a)	indicate a date for surrender not less than three months after the date on which the notice is given; and

(b)	contain an undertaking that the surrendering party will:

	(i)	satisfy its proportionate share, based on its then Interest, of all obligations and liabilities which arose at any time prior to the date of surrender;

	(ii)	pay its proportionate share, based on its then Interest, of the Costs of rehabilitating the Mine site and of reclamation as at the date of surrender; and

	(iii)	hold in confidence, for a period of two years from the date of surrender, all information and data which it acquired pursuant to this agreement.

     11.2 Relief from liabilities. On the surrender of its entire Interest as contemplated in paragraph 11.1 and on delivery of a release in writing, in form acceptable to counsel for the Operator, releasing the other parties from all claims and demands under this agreement, the surrendering party shall be relieved of all obligations or liabilities except for those which arose or accrued or were accruing due on or before the date of the surrender.

     11.3 Acceptance of surrender. A party to whom a notice of surrender has been given as contemplated in paragraph 11.1 may elect, by notice within ninety days to the party which first gave the notice, to accept the surrender, in which case paragraphs 11.1 and 11.2 shall apply, or to join in the surrender. If all of the parties join in the surrender the Joint Operation shall be terminated in accordance with paragraph 13.

     11.4 Execution of instruments. The withdrawing party shall remain obligated to execute and deliver those instruments as may be necessary to formally effect the transfer of its Interest to the other Participants.

12. Suspension and termination of Mining Operations

     12.1 Suspension of operations. The Operator may, at any time subsequent to the Participation Date, on at least thirty days' notice to all Participants, recommend that the Management Committee approve that Mining Operations be suspended. The Operator's recommendation shall include a plan and budget (in this paragraph called the "Mine Maintenance Plan"), in reasonable detail, of the activities to be performed to maintain the Assets and Property during the period of suspension and the Costs to be incurred. The Management Committee may, at any time subsequent to the completion date, cause the Operator to suspend Mining Operations in accordance with the Operator's recommendation with such changes to the Mine Maintenance Plan as the Management Committee deems necessary. The Participants shall be committed to contribute their proportionate share of the Costs incurred in connection with the Mine Maintenance Plan. The Management Committee may cause Mining Operations to be resumed at any time.

     12.2 Termination of operations. The Operator may, at any time following a period of at least ninety days during which Mining Operations have been suspended, on at least thirty days' notice to all Participants, or in the events described in paragraph 12.1, recommend that the Management Committee approve the permanent termination of Mining Operations. The Operator's recommendation shall include a plan and budget (in this paragraph called the "Mine Closure Plan"), in reasonable detail, of the activities to be performed to close the Mine and reclaim the Property. The Management Committee may, by unanimous approval of the representatives of all Participants, approve the Operator's recommendation with those changes to the Mine Closure Plan as the Management Committee deems necessary.

     12.3 Disposal of Assets. If the Management Committee approves the Operator's recommendation as mentioned it shall cause the Operator to:

(a)	implement the Mine Closure Plan, whereupon the Participants shall be committed to pay, in proportion to their respective Interests, those Costs as may be required to implement that Mine Closure Plan;

(b)

remove, sell and dispose of the Assets as may reasonably be removed and disposed of profitably and any other Assets as the Operator may be required to remove pursuant to applicable environmental and mining laws; and

(c)	sell, abandon or otherwise dispose of the Property.

The disposal price for the Assets and the Property shall be the best price obtainable and the net revenues, if any, from the removal and sale shall be credited to the Participants in proportion to their respective Interests.

     12.4 Lack of approval. If the Management Committee does not approve the Operator's recommendation contemplated in paragraph 12.2, the Operator shall maintain Mining Operations in accordance with the Mine Maintenance Plan as approved pursuant to paragraph 12.1.

13. Area of interest

     13.1 Area of interest. The area of interest shall be deemed to comprise that area which is included within two kilometres of the outermost boundary of the mineral properties which constitute the Property as at the Participation Date. Claims owned by Yale previous to the signing of the Option Agreement are not affected by this Area of Interest.

     13.2 Additional acquisition. If at any time during the subsistence of this agreement any party (in this paragraph only called the "Acquiring Party") stakes directly or indirectly, any mining claim, licence, lease, grant, concession, permit, patent or other mineral property (in this paragraph called a "Mineral Property") located wholly or partly within the area of interest referred to in paragraph 13.1 the Acquiring Party shall immediately give notice to the other parties of that staking, the cost of it and all details in possession of that party with respect to the nature of the Property and the known mineralization. This paragraph shall not apply to a Mineral

Property which a party may acquire under an agreement with a third party with whom it is dealing at arm's length.

     13.3 Election to acquire. Each other party may, within thirty days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the Mineral Property which was staked be included in and thereafter form part of the Property for all purposes of this agreement. If the election is made, all the other parties shall reimburse the Acquiring Party for that portion of the cost of staking which is equivalent to their respective Interests. If no other party makes the election within that period of thirty days, the Mineral Property which was staked shall not form part of the Property and the Acquiring Party shall be solely entitled to it.

     13.4 Abandonment of Property. Notwithstanding paragraph 6.4(e), the Operator shall be entitled, at any time, to surrender all or any part of the Property or to permit it to lapse, but only on first either obtaining the unanimous consent of the Management Committee, or giving sixty days' prior notice of its intention to do so to the other parties. In this latter event, the parties, other than the Operator, shall be entitled to receive from the Operator, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plan, assay maps, diamond drill records and factual engineering data in the Operator's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this agreement and shall not be subject to paragraph 13.2. Any part of the Property which has not been so acquired by any of the parties shall remain subject to paragraph 13.2

14. Information and data

     14.1 Access. At all times during the subsistence of this agreement the duly authorized representatives of each Participant shall, at their sole risk and expense and at reasonable intervals and times, have access to the Property and to all technical records and other factual engineering data and information relating to the Property which is in the possession of the Operator.

     14.2 Progress reports. During the exploration period while Programs are being carried out the Operator shall furnish the Participants with semi-annual progress reports and with a final report on conclusion of each Program. The final report shall show the Mining Operations performed and the results obtained and shall be accompanied by a statement of Costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. During the construction period the Operator shall provide monthly progress reports to the Participants, which reports shall include information on any changes or developments affecting the Mine that the Operator considers are material.

     14.3 Confidentiality. All information and data concerning or derived from the Mining Operations shall be kept confidential and, except to the extent required by law, regulation or policy of any Securities Commission or Stock Exchange, or in connection with the filing of an annual information form, a prospectus or statement of material facts by any party or any of its affiliates, shall not be disclosed to any person other than an affiliate without the prior consent of all the Participants, which consent shall not unreasonably be withheld.

     14.4 Amendments. The text of any news releases or other public statements which a party desires to make with respect to the Property shall be made available to the other parties at least 48 hours prior to publication and the other parties shall have the right to make suggestions for changes therein. If the other party is not available to preview material the first party will release only such information as required by regulations and Exchange requirements.

15. Liability of the Operator

     15.1 Indemnity. Subject to paragraph 15.2, each party shall indemnify and save the Operator harmless from and against any loss, liability, claim, demand, damage, expense, injury and death (including legal fees) resulting from any acts or omissions of the Operator of its officers, employees or agents.

     15.2 Negligence and wilful misconduct. Notwithstanding paragraph 15.1, the Operator shall not be indemnified nor held harmless by any of the parties for any loss, liability, claim, demand, damage, expense, injury or death (including legal fees) resulting from the negligence or wilful misconduct of the Operator or its officers, employees or agents.

     15.3 Good faith acts. An act or omission of the Operator or its officers, employees or agents done or omitted to be done:

(a)	at the direction, or within the scope of the direction, of the Management Committee;

(b)	with the concurrence of the Management Committee; or

(c)	unilaterally and in good faith by the Operator to protect life or property;

shall be deemed not to be negligence or wilful misconduct.

     15.4 Proportion of responsibilities. The obligation of the other parties to indemnify and save the Operator harmless pursuant to paragraph 15.1 shall be in proportion to its Interest as at the date that the loss, liability, claim, demand, damage, expense, injury or death occurred or arose.

     15.5 Limitation of liability. The Operator shall not be liable to any other party nor shall any party be liable to the Operator in contract, tort or otherwise for special or consequential damages including loss of profits or revenues.

16. Insurance

     16.1 Insurance. Commencing on the Participation Date, the Management Committee shall cause the Operator to place and maintain with a reputable insurer or insurers such insurance, if any, as the Management Committee in its discretion deems advisable in order to protect the parties together with any other insurance as any Participant may by notice reasonably request. The Operator shall, on the written request of any Participant, provide it with evidence of that insurance. This paragraph shall not preclude any party from placing, for its own account, insurance for greater or other coverage than that placed by the Operator.

17. Relationship of parties

     17.1 Liability several. The rights, duties, obligations and liabilities of the parties shall be several and not joint nor joint and several, it being the express purpose and intention of the parties that their respective Interests shall be held as tenants in common.

     17.2 No partnership. Nothing contained in this agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

     17.3 Use of names. No party shall, except when required by this agreement or by any law, by-law, ordinance, rule, order or regulation, use, suffer or permit to be used, directly or indirectly, the name of any other party for any purpose related to the Property.

18. Partition

     18.1 Partition. Each of the parties waives, during the term of this agreement, any right to partition of the Property or the Assets or any part of it and no party shall seek or be entitled to partition of the Property or the Assets whether by way of physical partition, judicial sale or otherwise during the term of this agreement.

19. Taxation

     19.1 Allocation of Costs. All Costs incurred under this agreement shall be for the account of the party or parties making or incurring them, if more than one then in proportion to their respective Interests, and each party on whose behalf any Costs have been incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect to them.

20. Force majeure

     20.1 Force majeure. Notwithstanding anything contained in this agreement to the contrary, if any Participant is prevented from or delayed in performing any obligation under this agreement and failure is occasioned by any cause beyond its reasonable control, excluding only lack of finances then, subject to paragraph 20.2, the time for the observance of the condition or performance of the obligation in question shall be extended for a period equivalent to the total period the cause of the prevention or delay persists or remains in effect regardless of the length of the total period.

     20.2 Notice. Any party claiming suspension of its obligations shall promptly notify the other parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the notice in so far as it is reasonably able so to do and as soon as possible; provided, that the terms of settlement of any labour disturbance or dispute, strike or lock-out shall be wholly in the discretion of the party claiming suspension of its obligations by reason thereof; and that party shall not be required to accede to the demands of its opponents in any labour disturbance or dispute, strike or lock-out solely to remedy or remove the force majeure thereby constituted.

     20.3 Extension. The extension of time for the observance of conditions or performance of obligations as a result of force majeure shall not relieve the Operator from its obligations to keep the Property in good standing.

21. Restrictions on alienation

     21.1 Restriction. During the subsistence of this agreement, none of the parties shall pledge, sell, assign, or in any other manner dispose or attempt to dispose of all or any portion of its Interest except as provided in paragraphs 9 or 11 and as provided in this paragraph. A party wishing to sell or dispose of all or a portion of its Interest (in this paragraph called the "Disposing Party") may:

(a)	sell that Interest in the manner set out in paragraph 21.2 to the Participants who elect to purchase it if more than one then in proportion to their respective Interests, or

(b)

sell that Interest to an affiliate of the Disposing Party; provided, however, that the Disposing Party shall provide a guarantee to the other parties, in form reasonably satisfactory to counsel for the Operator, guaranteeing the obligations of the affiliate under this agreement and provided, further, that the sale to the affiliate shall be subject to the affiliate entering into an agreement with the remaining Participants whereby it agrees to be bound by the provisions of this agreement.

     21.2 Offer to sell. A Disposing Party will, prior to disposing of the Interest other than to an affiliate, first offer to sell the Interest to the Participants for a cash consideration and on other terms and conditions as the Disposing Party deems fit. If, within thirty days of the Disposing Party's offer to sell, the Participants elect not to purchase the Interest on those terms and conditions the Disposing Party will be free to dispose of that Interest to a third party at any time within six months of the Participants' election but only for a cash consideration, or for some consideration other than cash, provided that the fair cash equivalent of any non-cash consideration be equal to or greater than the cash consideration stated in the Disposing Party's offer to sell to the Participants, and on no more favourable terms and conditions as the offer to sell to the Participants; provided, however, that the sale of the Interest to the third party shall be subject to the third party entering into an agreement with the Participants whereby it agrees to be bound by the provisions of this agreement. Any Interest not disposed of by the Disposing Party as mentioned will remain subject to the provisions of this paragraph.

     21.3 Acquisition of Interest. On the Participants or a third party acquiring all or a portion of the Disposing Party's Interest, the Participants or the third party will be deemed to have acquired a corresponding portion of the Disposing Party's Costs. The third party will be entitled to all the rights and benefits accruing, and will be subject to the same duties and obligations attributable to them, to the Interest which it has purchased from the Disposing Party including the right to participate in any further Programs and Costs and the right to having its Interest increased or reduced in the same manner as the Disposing Party in the event the third party does not participate in the Programs and Costs.

22. General

     22.1 Notice. All payments and communications which may be or are required to be given by either party to the other shall (in the absence of any specific provision to the contrary) be in writing and delivered, sent by facsimile or sent by prepaid registered mail to the parties, at their following respective addresses and telecopier numbers:

To Yale:	YALE RESOURCES LTD.
Suite 400 – 409 Granville Street
Vancouver, BC
V6C 1K4
	Attention:	Ian Foreman, P.Geo., President
	Facsimile:	(604) 678-2532

AND A COPY TO:

Tupper Jonsson & Yeadon
1710 – 1177 West Hastings Street
Vancouver, British Columbia
V6E 2L3
	Attention:	Lee Tupper
	Facsimile:	(604) 681-0139

If to Candev:	CANDEV RESOURCE EXPLORATION INC.
2200 - 1177 West Hastings Street
Vancouver, British Columbia
V6E 2K3
	Attention:	Mark A. McLeary, President
	Facsimile:	(604) 647-0631

AND A COPY TO:

Clark Wilson LLP
800 - 885 West Georgia Street
Vancouver, British Columbia
V6C 3H1
	Attention:	Conrad Nest
	Facsimile:	(604) 687-6314

and if any payment or communication is sent by prepaid registered mail, it shall, subject to the following sentence, be conclusively deemed to have been received on the third business day following the mailing of it and, if delivered or telecopied, it shall be conclusively deemed to have been received at the time of delivery or transmission. Notwithstanding the foregoing provisions with respect to mailing, in the event that it may be reasonably anticipated that, due to any strike, lock-out or similar event involving an interruption in postal service, any payment or communication will not be received by the addressee by no later than the third business day following the mailing of it, then the mailing of any payment or communication as mentioned shall not be an effective means of sending it but rather any payment or communication must then be sent by an alternative means of transportation which it may reasonably be anticipated will cause the payment or communication to be received reasonably expeditiously by the addressee. Either party may from time to time change its address by notice to the other in accordance with this paragraph.

     22.2 Waiver. No waiver of any breach of this agreement shall be binding unless evidenced in writing executed by the party against whom charged. Any waiver shall extend only to the particular breach so waived and shall not limit any rights with respect to any future breach.

     22.3 Entire agreement. With respect to the subject-matter of this agreement, this agreement:

(a)	sets forth the entire agreement between the parties and any persons who have in the past or who are now representing either of the parties;

(b)	supersedes all prior understandings and communications between the parties or any of them, oral or written, and

(c)	constitutes the entire agreement between the parties.

Each party acknowledges that this agreement is entered into after full investigation and that no party is relying on any statement or representation made by any other which is not embodied in this agreement. Each party acknowledges that it shall have no right to rely on any amendment, promise, modification, statement or representation made or occurring subsequent to the execution of this agreement unless it is in writing and executed by each of the parties.

     22.4 Time. Time is of the essence of this agreement and of every party and no extension or variation of this agreement shall operate as a waiver of this provision.

     22.5 Successors and assigns. This agreement shall enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and permitted assigns.

     22.6 Governing law. This agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein (but without giving effect to any conflict of law rules). The parties agree that the courts of British Columbia shall have the jurisdiction to entertain any action or other legal proceedings based on any provisions of this agreement. Each party attorns to the jurisdiction of the courts of the Province of British Columbia.

     IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

EXECUTED BY	)
Yale Resources Ltd.	)
in the presence of:	)
)
)
Authorized Signatory	)
)
Ian Foreman, P.Geo., President	)

EXECUTED BY	)
Candev Resource Exploration Inc.	)
in the presence of:	)
)
)
Authorized Signatory	)
)
Mark McLeary, President	)

Appendix 1

To the Joint Venture Agreement between
Candev Resources Ltd. ("Candev") and
Yale Ventures Corp. ("Yale")

NET SMELTER INTEREST

     This being Appendix 1 to that Joint Venture Agreement between Yale and Candev dated for reference (-)

1.1	Income and Expenses

     Net Profits shall be calculated by deducting from the Gross Revenue (as defined below) realized (or deemed to be realized), such costs and expenses attributable to Exploration, Development, Mining, the marketing of Products and other Operations as would be deductible under generally accepted accounting principles and practices consistently applied, including without limitation:

(a)

All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use;

(b)

Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all mining taxes, sales taxes, severance taxes, license fees and governmental levies of a similar nature;

(c)	Allowance for overhead in accordance with Section 6;

(d)	All expenses incurred relative to the sale of Products, including an allowance for commissions at rates, which are normal and customary in the industry;

(e)	All amounts payable to the remaining Participant during Mining pursuant to any applicable operating or similar agreement in force with respect thereto;

(f)

The actual cost of investment under the Agreement but prior to beginning of Mining, which shall include all expenditures for Exploration and Development of the Properties incurred by the non-withdrawing Participant both prior and subsequent to the withdrawing Participant acquiring a Net Profits interest;

(g)	Interest on monies borrowed or advanced for costs and expenses, but in no event in excess of the maximum permitted by law;

(h)	An allowance for reasonable working capital and inventory;

(i)	Costs of funding the Environmental Compliance Fund as provided in Section 6;

(j)	Actual costs of Operations; and

(k)	Rental, royalty, production, and purchase payments.

     For purposes hereof, the term “Gross Revenue” shall mean the sum of (i) gross receipts from sale of Products, less any charges for sampling, assaying, or penalties; (ii) gross receipts from the sale or other disposition of Assets; (iii) insurance proceeds; (iv) compensation for expropriation of Assets; and (v) judgment proceeds. Gross receipts for sale of Products shall be determined by multiplying spot prices for Products as quoted by the New York Spot Market on the date of a sale of Products.

     It is intended that the remaining Participant shall recoup from Gross Revenue all of its on-going contributions for Exploration, Development, Mining, Expansion and Modification and marketing Products before any Net Profits are distributed to any person holding a Net Profits interest. No deduction shall be made for income taxes, depreciation, amortization or depletion. If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Profits for subsequent periods. If Products are processed by the remaining Participant, or are sold to an Affiliate of the remaining Participant, then, for purposes of calculating Net Profits, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to an arm’s length purchaser FOB the concentrator for the Properties, and Net Profits relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining.

1.2	Payment of Net Profits

     Payments of Net Profits shall commence in the calendar quarter following the calendar quarter in which Net Profits are first realized, and shall be made forty-five (45) days following the end of each calendar quarter during which Net Profits are realized, and shall be subject to adjustment, if required, at the end of each calendar year. The recipient of such Net Profits payments shall have the right to audit such payments following receipt of each payment by giving notice to the remaining Participant and by conducting such audit in accordance with Section Error! Reference source not found. of the Agreement. Costs of such an audit shall be borne by the holder of the Net Profits interest described herein.

1.4	Definitions

All words and terms used herein have the same meaning as in the Agreement.